Exhibit
99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Public Relations Contact:
Brad Cohen	Lisa Greb
ICR, LLC	Director, Public Relations
330/463-6865	Jo-Ann Stores, Inc.
http://www.joann.com	330/463-3442

JO-ANN STORES ANNOUNCES FINANCIAL RESULTS
FOR THIRD QUARTER

• Same-store sales increase 4.3%
• Gross Margin improves by 200 basis points
• Per Share Results improve by $0.50

HUDSON, OH – December 2, 2009 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2010 third quarter ended October 31, 2009. Net income for the quarter was $24.1 million, or $0.90 per diluted share, versus net income of $10.2 million, or $0.40 per diluted share for the third quarter last year. The prior year third quarter net income includes a $1.3 million after-tax gain, or $0.05 per diluted share, related to the purchase of a portion of the company’s senior subordinated notes. Excluding this gain, net income for the prior year third quarter was $8.9 million, or $0.35 per diluted share.

Net sales for the third quarter increased 6.0% to $509.1 million from $480.1 million for the same period last year. Same-store sales increased 4.3% compared with a 1.5% same-store sales decrease for the third quarter last year.

Large-format store net sales for the quarter increased 8.7% to $272.0 million compared to the same period last year. Same-store sales for large-format stores increased 2.3% compared with a decrease of 3.8% in the same period last year. Small-format store net sales for the quarter increased 3.0% to $228.5 million compared to the same period last year. Same-store sales for small-format stores increased 6.7% compared with an increase of 1.2% for the same period last year. Internet sales through Joann.com for the quarter increased 6.2% to $8.6 million compared to the same period last year.

Darrell Webb, chairman, president and chief executive officer stated, “We achieved strong sales, margin, and earnings improvement in the third quarter, with our financial results exceeding original expectations. Positive customer response to our core sewing and craft merchandise continues to drive sales growth, while our sourcing, inventory management, and expense control initiatives allowed us to achieve gross margin expansion and expense leverage.”

“As a result of our solid financial position and the favorable commercial real estate leasing environment, we plan to increase our new store development and remodeling activity next fiscal year. We are committed to growing and improving the quality of our store portfolio, as we maintain strong operating disciplines and focus on enhancing the shopping experience for our customers. We believe our strategic plan will provide sustainable growth in sales and profitability over the years to come,” Webb concluded.

Net sales for the nine-month period ended October 31, 2009 were $1.39 billion versus $1.33 billion in the prior year. Same-store sales increased 2.5% for the nine-month period compared with a 1.9% increase in the prior year.

Large-format store net sales for the nine-month period increased 7.4% to $747.1 million compared to the prior year. Same-store sales for large-format stores increased 0.7%, versus a 0.3% increase in the prior year. Small-format store net sales for the nine-month period increased 1.0% to $615.8 million compared to the prior year. Same-store sales performance for small-format stores increased 4.7% versus a 3.7% increase in the prior year. Internet sales through Joann.com for the nine-month period increased 9.4% to $25.6 million compared to the prior year.

Operating Results

Gross margins for the third quarter increased approximately 200 basis points to 51.0% compared to the same period last year due to reduced product costs from global sourcing initiatives, lower clearance levels and reduced freight costs.

Selling, general and administrative expenses for the quarter increased 1.3% to $202.0 million compared to the same period last year. Selling, general and administrative expenses as a percentage of net sales improved by approximately 190 basis points to 39.7% of net sales compared to the same period last year due to expense leverage from the increase in sales as well as continued efforts to control expenses.

Operating profit for the third quarter was $41.5 million versus $17.3 million for the same period last year.

Balance Sheet

The cash balance for the quarter ended October 31, 2009 improved by $72.9 million to $97.7 million compared to the end of the third quarter last year. Long-term debt was $47.5 million, a reduction of $65.2 million compared to the end of the third quarter last year. This $138 million improvement in cash, net of debt, was primarily the result of cash generated from operations and improvements in working capital.

Store Openings, Closings and Remodels

During the third quarter of fiscal 2010, the company opened three large-format stores and one small-format store and closed one large-format store and three small-format stores. During the first nine months of the year, the company opened 15 large-format and four small-format stores and closed two large-format and 23 small-format stores. For fiscal 2010, the company expects to open approximately 20 new stores and close approximately 30 stores. For fiscal 2011, the company expects to open approximately 30 new stores and close approximately 30 stores.

During the third quarter of fiscal 2010, the company remodeled 13 stores of which four were transitioned from a small-format to a large-format layout. During the first nine months of the year, the company remodeled 26 stores, of which five were transitioned from a small-format to a large-format layout. The company expects to remodel approximately 30 stores during the year, of which six are expected to transition from a small-format to a large-format layout. For fiscal 2011, the company expects to remodel at least 40 stores during the year.

Fiscal 2010 Outlook

The company is maintaining its same-store sales and earnings per diluted share expectations for fiscal 2010. The company is also updating other key assumptions for the full year. Based upon the company’s year-to-date results and management’s operating assumptions for the remainder of the year, the company’s expectations for fiscal 2010 include:

•	Same-store sales increase of approximately 2.3% to 2.7% for the year;

•	Gross margin rate improvement for the year greater than the company’s trend for the first nine months of the year;

•	Selling, general and administrative expenses, as a percentage of net sales, improvement for the year, but less than the company’s trend for the first nine months of the year;

•	Capital expenditures, net of landlord allowances, for the full year of approximately $30 million;

•	Earnings per diluted share in the range of $1.95 to $2.05 for the year (excluding any gains on debt purchases);

•	Free cash flow in the range of $88 to $91 million for the year (free cash flow defined as net income plus depreciation and amortization, stock-based compensation expense and changes in working capital, less capital expenditures);

•	Weighted-average diluted share count of approximately 26.5 million shares for the year.

Conference Call on the Web

Investors will have the opportunity to listen to the third quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 40533836.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 48 states, operates 228 large-format stores and 531 small-format stores.

Use of Non-GAAP Financial Information
In this release, Jo-Ann Stores discloses pro forma or non-GAAP measures of net income and earnings per share. Jo-Ann Stores believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Jo-Ann Stores GAAP information to the pro forma information is provided in the table below. We will also make available on the investor relations page of our website at http://www.joann.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the current financial crisis, the difficulty of predicting the behavior of our customers and the performance of our business during the current economic downturn, natural disasters and geo-political events, changes in customer demand, changes in trends in the fabric and craft industry, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, our dependence on suppliers, seasonality, disruptions to the transportation system or increases in transportation costs, energy costs, our ability to recruit and retain highly qualified personnel, our ability to manage our inventory, our ability to effectively manage our distribution network, disruptions to our information systems, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, failure to successfully implement the store growth strategy, changes in accounting standards and effective tax rates, inadequacy of our insurance coverage, volatility of our stock price, damage to our reputation, and other factors. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008
(Dollars in millions, except per share data)
Net sales	$509.1	$480.1	$1,388.5	$1,329.2
Cost of sales	249.3	244.8	699.2	695.3

Gross margin	259.8	235.3	689.3	633.9
Selling, general and administrative expenses	202.0	199.5	585.7	575.6
Store pre-opening and closing costs	2.2	4.7	8.6	10.0
Depreciation and amortization	14.1	13.8	42.0	40.1

Operating profit	41.5	17.3	53.0	8.2
Gain on purchase of senior subordinated notes	(0.1)	(2.1)	(1.3)	(2.1)
Interest expense, net	1.6	2.6	4.7	7.2

Income before income taxes	40.0	16.8	49.6	3.1
Income tax provision	15.9	6.6	20.1	1.6

Net income	$24.1	$10.2	$29.5	$1.5

Income per common share – basic	$0.94	$0.41	$1.16	$0.06
Income per common share – diluted	$0.90	$0.40	$1.12	$0.06
Weighted average shares outstanding (in thousands):
Basic	25,737	25,044	25,518	24,792

Diluted	26,751	25,738	26,301	25,435

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			530	560
Large-format stores			228	208

			758	768

Square footage at period end (000’s):
Small-format stores			7,797	8,201
Large-format stores			8,346	7,801

			16,143	16,002

Average square footage per store:
Small-format stores			14,711	14,645

Large-format stores			36,605	37,505

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	October 31,	November 1,	January 31,
	2009	2008	2009
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$97.7	$24.8	$80.6
Inventories	485.4	522.3	429.4
Deferred income taxes	22.5	24.9	23.5
Prepaid expenses and other current assets	28.1	29.0	31.7

Total current assets	633.7	601.0	565.2
Property, equipment and leasehold improvements, net	297.7	311.6	314.8
Goodwill, net	11.6	11.8	11.6
Other assets	8.3	13.9	9.5

Total assets	$951.3	$938.3	$901.1

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$171.3	$171.4	$145.1
Accrued expenses	115.3	104.2	112.5

Total current liabilities	286.6	275.6	257.6
Long-term debt	47.5	112.7	66.0
Long-term deferred income taxes	1.4	—	3.2
Lease obligations and other long-term liabilities	96.3	94.9	96.6
Shareholders’ equity	519.5	455.1	477.7

Total liabilities and shareholders’ equity	$951.3	$938.3	$901.1

JO-ANN STORES, INC.
Reconciliation of Non-GAAP Financial Information
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008
(Dollars in millions, except per share data)
GAAP net income as reported	$24.1	$10.2	$29.5	$1.5
Gain on purchase of senior subordinated notes, net of tax	0.1	1.3	0.8	1.3

Non-GAAP pro forma net income	$24.0	$8.9	$28.7	$0.2

GAAP income per common share – diluted	$0.90	$0.40	$1.12	$0.06
Gain on purchase of notes per common share – diluted	—	0.05	0.03	0.05

Non-GAAP pro forma net income per common share – diluted	$0.90	$0.35	$1.09	$0.01

Weighted average shares outstanding (in thousands):
Diluted	26,751	25,738	26,301	25,435